Exhibit 99.2

November 7, 2012

Dear Fellow Shareholders,

Despite continued weakness in the IT market, our premium strategic offerings are holding up well. Customers appreciate the innovation we are bringing to the market in regards to our Activity Intelligence™ product platform and international offerings. We are optimistic that the investments we are making will return us to growth in 2013. In the meantime, we are carefully monitoring expenses, as evidenced by the healthy EBITDA margins and cash flow that we reported.

We continue to see softness in the IT market. Using the six largest global IT vendors (HP, IBM, Dell, Microsoft, Cisco and Oracle) as a barometer for the IT market, their aggregate revenue has declined year over year for three quarters in a row. As a result of this challenging revenue environment, we are seeing some IT vendors react by cutting marketing budgets, laying off marketing staff and reorganizing marketing departments.

Q3 2012 results

Total Q3 2012 revenues decreased 5% to $24.5 million compared to Q3 2011. Q3 2012 online revenue decreased by 6% to $20.4 million compared to Q3 2011. Online revenues represented 83% of total Q3 2012 revenues. Q3 2012 events revenue decreased by 1% to $4.1 million compared to Q3 2011 and represented 17% of total Q3 2012 revenues.

Adjusted EBITDA (earnings before interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to eliminate stock-based compensation) for Q3 2012 decreased 19% to $4.4 million compared to $5.4 million for Q3 2011.

The Company generated $6.0 million of cash in the quarter.

Total gross profit margin for Q3 2012 was 71%, compared to 73% for Q3 2011. Online gross profit margin decreased to 71% for Q3 2012, compared to 75% for Q3 2011. Events gross profit margin increased to 67% for Q3 2012, as compared to 64% for Q3 2011.

The Company’s balance sheet and financial position remain strong. As of September 30, 2012, the Company’s cash, cash equivalents and investments totaled $72.6 million, and the Company had no outstanding bank debt.

In the quarter, under the $20 million stock repurchase program that we announced on August 7, 2012, we purchased 36,147 shares at an average price of $4.98 per share. We expect to continue this program for the foreseeable future.

Q4 Guidance

We expect overall revenues for Q4 to be between $24.5 and $25.7 million. We expect online revenues to be between $22 million and $23 million. We expect event revenues to be between $2.5 million and $2.7 million. We expect adjusted EBITDA to be between $4.7 and $5.4 million.

Activity Intelligence Update

The Company’s first paid Activity Intelligence offering, Nurture and Notify™, continues to gain traction. This add-on service has been sold onto over 100 lead generation campaigns; feedback from customers has been very positive and renewal rates for campaigns with this offering are strong.

We are developing a new suite of subscription products based on data mining the millions of data points that we manage in our data warehouse. The first product is in testing now and we expect to introduce it to the market at large in Q1 2013.

International Update

Our international revenue continues to grow at a healthy rate. We have grown geo-targeted revenues over 50% in the first 3 quarters of 2012 versus the same period in 2011. Online geo-targeted revenues represented 22% of online revenue in the 3rd quarter. We continue to strengthen our position in EMEA. Our flagship website in the United Kingdom, ComputerWeekly.com, is performing especially well. In 2013, we expect to continue our strategy of expanding our direct footprint in EMEA. In APAC, we grew revenues over 50% in Q3 versus the year ago period as our new direct operations in Singapore and Australia made a positive contribution. The number of geo-targeted customers in Q3 was up 42% versus the same period a year ago. We believe that international revenues will continue to grow to where they will eventually represent 40% of overall revenues.

Customer Segment Update

Revenues from the top 12 Global IT vendors declined approximately 10%. Revenues from our mid-sized and small customers were roughly flat.

Summary

Our international business continues to grow rapidly despite the weak environment. In North America, our advertising business is being adversely affected by the uncertainty in the macro-economic environment, which is causing IT purchases to be delayed. As a result of this challenging selling landscape, we are seeing IT vendors reduce marketing budgets. Despite these conditions, we are pleased with how our innovative product offerings are being accepted in the marketplace and extremely bullish on the new products in our pipeline. We believe we will be rewarded for these investments and return to growth in 2013.

Sincerely,

Greg Strakosch

Chairman, CEO and Co-Founder